Filed Pursuant to Rule 424(b)(3)
Registration No. 333-180356

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 5 DATED JUNE 1, 2016
TO THE PROSPECTUS DATED APRIL 14, 2016

This document supplements, and should be read in conjunction with, our prospectus dated April 14, 2016, as supplemented by Supplement No. 1 dated April 14, 2016, Supplement No. 2 dated April 28, 2016, Supplement No. 3 dated May 2, 2016 and Supplement No. 4 dated May 13, 2016. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose our daily net asset value per share for our Class A shares, Class I shares and Class T shares for the month of May 2016.
Historical NAV per Share
The following table sets forth the net asset value, or NAV, per share for the Class A, Class I and Class T shares of our common stock on each business day for the month of May 2016:

Date	NAV per Class A Share	NAV per Class I Share	NAV per Class T Share
May 2, 2016	$12.87	$12.98	$12.87
May 3, 2016	$12.88	$12.99	$12.88
May 4, 2016	$12.90	$13.01	$12.90
May 5, 2016	$13.06	$13.17	$13.06
May 6, 2016	$13.05	$13.16	$13.05
May 9, 2016	$13.07	$13.18	$13.06
May 10, 2016	$13.07	$13.18	$13.07
May 11, 2016	$13.03	$13.14	$13.03
May 12, 2016	$13.04	$13.15	$13.04
May 13, 2016	$13.03	$13.14	$13.03
May 16, 2016	$13.04	$13.15	$13.04
May 17, 2016	$13.02	$13.13	$13.02
May 18, 2016	$13.00	$13.11	$13.00
May 19, 2016	$12.99	$13.10	$12.99
May 20, 2016	$13.00	$13.11	$13.00
May 23, 2016	$13.00	$13.11	$13.00
May 24, 2016	$13.02	$13.13	$13.02
May 25, 2016	$13.02	$13.13	$13.02
May 26, 2016	$13.02	$13.13	$13.02
May 27, 2016	$13.02	$13.14	$13.02
May 31, 2016	$13.02	$13.13	$13.02
Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.
Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined. Our NAV per share, which is updated at the end of each business day, along with our prospectus, as supplemented, are available on our website.